EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Horn, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY INCREASES QUARTERLY DIVIDEND
5.8% AND REPORTS FOURTH QUARTER AND
FULL YEAR 2010 RESULTS

Houston, February 28, 2011 --- Weingarten Realty (NYSE: WRI) announced today the results of its operations for the fourth quarter and full year ended December 31, 2010.  The supplemental financial package with additional information can be found on the company’s website under the Investor Relations tab.

Fourth Quarter Operating and Financial Highlights

•	Recurring Funds from Operations (“FFO”), was $51.6 million or $0.43 per diluted share. Reported FFO was $0.33 per diluted share for the quarter;

•	Same Property Net Operating Income (“NOI”) increased by 0.4% over the fourth quarter of the prior year, with retail properties up 0.3% and industrial up 0.7%;

•	Retail occupancy improved to 93.0% during the fourth quarter, up from 91.8% a year ago; and

•	The Board of Trust Managers increased the common dividend 5.8% to $0.275 per quarter or $1.10 annually.

Financial Results

The Company reported a net loss attributable to common shareholders of $2.6 million or $0.02 per diluted share for the fourth quarter of 2010, as compared to net income of $72.6 million or $0.60 per share for the same period in 2009.  Net income attributable to common shareholders for the full year 2010 was $10.7 million or $0.09 per diluted share compared to $135.6 million or $1.23 per share for the full year 2009.

Going forward, Weingarten will use Recurring FFO which excludes the redemption of notes, impairments, acquisition costs and gains on land and merchant development sales, as the Company believes these items are not indicative of on-going operations.

Recurring FFO, which excludes the non-cash impairment for the quarter ended December 31, 2010, was $0.43 per diluted share or $51.6 million.  For the same quarter last year, Recurring FFO was $0.45 per diluted share or $54.5 million. The decrease in Recurring FFO from the prior year was primarily due to a reduction in lease cancellation income. Reported FFO which includes the above adjustments, was $39.1 million or $0.33 per diluted share for the fourth quarter of 2010 compared to $51.6 million or $0.42 per diluted share for 2009.

The current quarter non-cash impairment of $0.10 per diluted share was the result of a reduction in the fair value of municipal bonds held by the Company related to the Sheridan development.

Recurring FFO for the full year ended December 31, 2010 was $204.9 million or $1.70 per diluted share compared to $223.0 million or $2.02 per diluted share for the full year ended December 31, 2009. This year-over-year reduction is primarily a result of dilution from our April 2009 common share offering, the full year effect of our 2009 disposition program and reduced lease cancellation income.  Reported FFO for the full year ended December 31, 2010 was $171.1 million or $1.42 per diluted share compared to $217.3 million or $1.97 per diluted share for the full year ended December 31, 2009.

A reconciliation of net income attributable to common shareholders to Reported FFO and Recurring FFO is listed on page 5 of the supplemental package.

Operating Results

Same Property Net Operating Income during the fourth quarter increased by 0.4%, versus a year ago, with retail properties up 0.3%.   These results are primarily driven by leases that were previously signed and commenced during the quarter.

The Company produced strong leasing results again during the fourth quarter with 382 new leases and renewals, totaling 1.7 million square feet and which represents $19.8 million of annual revenue.  The 382 transactions were comprised of 182 new leases and 200 renewals, which represent annual revenues of $9.3 million and $10.5 million, respectively.

Retail occupancy increased to 93.0% in the fourth quarter from 92.6% in the third quarter 2010.  Overall, occupancy increased to 91.9% compared to 91.1% during the third quarter of 2010.  Industrial occupancy increased to end the year at 88.8% leased.

“We are pleased with the results our team achieved throughout the year.  Leasing velocity remained high allowing us to increase retail occupancy by 120 basis points from a year ago.  Spaces over 10,000 square feet are 97.5% leased and rental rates have improved.  We had a successful year,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Acquisitions

During the quarter, the Company closed on five retail acquisitions representing an investment of $167.8 million.

1.
Village Plaza at Bunker Hill is a 491,000 square foot project located in Houston, Texas along the heavily trafficked I-10 Freeway that is traveled by 246,000 cars per day.  Key tenants include an HEB supermarket, Academy Sports and Outdoors, Babies R Us and PetSmart, along with other great retailers.  This center boasts a three mile population of over 150,000 with an average household income of $110,000 per year.  WRI acquired 58% of Bunker Hill in a joint venture with the current owner/developer, Fidelis Realty Partners.

2.
Edgewater Marketplace located in Denver, CO is an infill property with a population density of 159,000 within a three mile radius of the center.  The center is anchored by King Sooper (Kroger), the supermarket leader in Denver and also includes Target, which owns its facility.  The 145,000 square foot project is 98% leased.

3.
Palms of Carrollwood is a 168,000 square foot shopping center located in Tampa, FL anchored by The Fresh Market and is currently 89.0% leased.  The Fresh Market is a European style high-end supermarket that operates 100 stores in 20 states and caters to clientele focused on perishable goods and superior service.  The center benefits from population densities of over 100,000 within a three mile radius.

4.
Desert Village, a 102,000 square foot retail shopping center located in North Scottsdale, AZ, is anchored by AJ’s Fine Foods and is 95% leased.  AJ’s is a boutique, high-end supermarket that operates thirteen locations within Arizona.  This quality location is supported by average household incomes of $168,000 in the trade area.

5.
Stoneridge Shopping Center is a 178,000 square foot retail shopping center located in Moreno Valley, CA, anchored by a Super Target and Kohl’s, both of which own their facilities.  Other significant tenants include Best Buy and Office Max.  WRI purchased a 67% interest in this property through a joint venture.  This recently developed center is currently 88% leased allowing for further upside as occupancy improves.

“Our “boots on the ground” strategy paid off this year as Weingarten was able to invest over $196 million in high-quality assets in our target markets through a combination of long standing relationships and in-depth market knowledge.  On average, the eight properties acquired in 2010 will generate around a 7% return,” said Drew Alexander, President and Chief Executive Officer.

Financing

During the quarter, the Company settled $296 million of fixed to floating rate swaps that were purchased in December of 2009.  These sales resulted in a gain of $8.3 million which will be primarily amortized over the remaining term of the related debt.  This reduced floating rate debt as a percentage of total debt to under 10% at December 31, 2010.

“Our balance sheet remains strong with sufficient liquidity to easily handle our 2011 maturities which total $212.3 million.  We have $450 million of capacity under our revolving line of credit available at December 31, 2010 for acquisitions, new development or to handle any debt maturities,” said Steve Richter, Executive Vice President and Chief Financial Officer.

Dividend

On February 25, 2011, the Board of Trust Managers declared an increase in the common dividend to $0.275 per share for the first quarter of 2011. This represents a 5.8% increase resulting in an annualized dividend of $1.10 per share.  The dividend is payable in cash on March 15, 2011 to shareholders of record on March 8, 2011.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on March 15, 2011 to shareholders of record on March 8, 2011.

Recurring FFO Guidance

The Company issued full year Recurring FFO guidance in the range of $1.72 to $1.82 per diluted share. A full listing of guidance and assumptions is included on page 46 of the supplemental package.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on February 28, 2011 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s website at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (conference ID # 35296878). A replay and Podcast will be available through the Company’s web site starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At December 31, 2010, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 383 developed income-producing properties and 9 properties under various stages of construction and development. The total number of properties includes 312 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The Company also owns 77 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At December 31, 2010, the Company’s portfolio of properties was approximately 71.5 million square feet.  To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
	CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2010	2009	2010	2009
	AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
	Rentals, net	$136,711	$136,454	$540,754	$554,014
	Other Income	3,020	5,712	13,913	17,974
	Total Revenues	139,731	142,166	554,667	571,988
	Depreciation and Amortization	39,661	36,392	151,101	147,877
	Operating Expense	28,591	27,626	105,745	102,936
	Real Estate Taxes, net	15,945	16,196	64,921	70,668
	Impairment Loss	12,315	2,209	33,317	34,983
	General and Administrative Expense	5,897	6,732	25,000	25,930
	Total Expenses	102,409	89,155	380,084	382,394
	Operating Income	37,322	53,011	174,583	189,594
	Interest Expense, net	(37,032)	(37,960)	(148,794)	(153,207)
	Interest and Other Income, net	2,920	2,923	9,825	11,427
	Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	3,568	2,765	12,889	5,548
	(Loss) Gain on Redemption of Convertible Senior Unsecured Notes			(135)	25,311
	Gain on Land and Merchant Development Sales		69		18,688
	(Provision) Benefit for Income Taxes	(85)	702	(240)	(6,337)
	Income from Continuing Operations	6,693	21,510	48,128	91,024
	Operating (Loss) Income from Discontinued Operations		(7)	12	3,221
	Gain on Sale of Property from Discontinued Operations		48,380	618	55,765
	Income from Discontinued Operations		48,373	630	58,986
	Gain on Sale of Property	1,512	12,892	2,480	25,266
	Net Income	8,205	82,775	51,238	175,276
Less:	Net Income Attributable to Noncontrolling Interests	(1,939)	(1,280)	(5,032)	(4,174)
	Net Income Adjusted for Noncontrolling Interests	6,266	81,495	46,206	171,102
Less:	Preferred Share Dividends	(8,869)	(8,869)	(35,476)	(35,476)
	Net (Loss) Income Attributable to Common Shareholders--Basic	$(2,603)	$72,626	$10,730	$135,626
	Earnings Per Common Share--Basic	$(0.02)	$0.61	$0.09	$1.24
	Net (Loss) Income Attributable to Common Shareholders--Diluted	$(2,603)	$73,087	$10,730	$135,626
	Earnings Per Common Share--Diluted	$(0.02)	$0.60	$0.09	$1.23

	Funds from Operations:
	Net (Loss) Income Attributable to Common Shareholders	$(2,603)	$72,626	$10,730	$135,626
	Depreciation and Amortization	37,944	34,765	143,393	144,211
	Depreciation and Amortization of Unconsolidated Joint Ventures	5,290	5,018	20,085	18,433
	Gain on Sale of Property	(1,494)	(61,270)	(3,069)	(81,006)
	Loss (Gain) on Sale of Property of Unconsolidated Joint Ventures			1	(4)
	Funds from Operations--Basic	$39,137	$51,139	$171,140	$217,260
	Funds from Operations Per Common Share--Basic	$0.33	$0.43	$1.43	$1.98
	Funds from Operations--Diluted	$39,137	$51,600	$171,140	$217,260
	Funds from Operations Per Common Share--Diluted	$0.33	$0.42	$1.42	$1.97
	Weighted Average Shares Outstanding--Basic	120,044	119,515	119,935	109,546
	Weighted Average Shares Outstanding--Diluted	120,044	122,162	120,780	110,178

		December 31,	December 31,
		2010	2009
	CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,777,794	$4,658,396
	Accumulated Depreciation	(971,249)	(856,281)
	Investment in Real Estate Joint Ventures and Partnerships, net	347,526	315,248
	Notes Receivable from Real Estate Joint Ventures and Partnerships	184,788	317,838
	Unamortized Debt and Lease Costs, net	116,437	103,396
	Accrued Rent and Accounts Receivable, net	95,859	96,372
	Cash and Cash Equivalents	23,859	153,584
	Restricted Deposits and Mortgage Escrows	10,208	12,778
	Other, net	222,633	89,054
	Total Assets	$4,807,855	$4,890,385

	Debt, net	$2,589,448	$2,531,847
	Accounts Payable and Accrued Expenses	126,767	137,727
	Other, net	111,383	114,155
	Total Liabilities	2,827,598	2,783,729

	Commitments and Contingencies

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	3,630	3,615
	Accumulated Additional Paid-In Capital	1,969,905	1,958,975
	Net Income Less Than Accumulated Dividends	(151,780)	(37,350)
	Accumulated Other Comprehensive Loss	(21,774)	(23,958)
	Shareholders' Equity	1,799,989	1,901,290
	Noncontrolling Interests	180,268	205,366
	Total Liabilities, Shareholders' Equity and Noncontrolling Interests	$4,807,855	$4,890,385